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FOR IMMEDIATE RELEASE

Contact:	Nancy King Investor Relations (770) 206-6200

COMPUCREDIT REPORTS SECOND QUARTER RESULTS

ATLANTA, GA, August 13, 2003—CompuCredit (NASDAQ: CCRT) reported second quarter 2003 net income attributable to common shareholders of $20.3 million, or $0.42 per diluted share, as compared to its second quarter of 2002 net loss attributable to common shareholders of ($37.1) million, or ($0.80) per diluted share. The Company's year to date net income attributable to common shareholders as of June 30, 2003 were $53.5 million, or $1.08 per diluted share, as compared to its year to date net loss attributable to common shareholders of ($36.0) million, or ($0.77) per diluted share as of June 30, 2002.

The net interest margin was 16.4 percent in the second quarter of 2003 as compared to 13.1 percent for the second quarter of 2002. The adjusted charge-off rate was 11.0 percent in the second quarter of 2003 as compared to 15.0 percent for the second quarter of 2002. At June 30, 2003, the 60-plus day delinquency rate was 10.5 percent, as compared to 9.0 percent at June 30, 2002.

On August 1, 2003, the Company in conjunction with Merrill Lynch purchased approximately $824 million (face amount) in credit card receivables from Providian Bank. The Company has agreed to service the entire portfolio of credit card receivables. "We are very excited about this purchase, said David Hanna, Chairman and CEO of CompuCredit." "It allows us to leverage the expertise we have developed with this type of asset."

Certain references within this press release are to the managed credit card receivables owned by the off balance sheet securitization facilities. Performance metrics and data based on these managed receivables are key to any evaluation of the Company's performance in managing (including underwriting, valuing purchased receivables, servicing and collecting) the portfolios of receivables owned by the securitization facilities. Indeed, the Company is managed and resources are allocated within the Company based on financial data and results prepared on a so-called "managed basis." It is also important to analysts, investors and others that the Company provides selected metrics and data on a managed basis because it is through the Company's reporting on this basis that they are able to compare CompuCredit to others within the specialty finance industry. Moreover, the Company's management, analysts, investors and others believe it is critical that they understand the credit performance of the entire portfolio of the Company's managed credit card receivables because it reveals information concerning the quality of loan originations and the related credit risks inherent within the securitized portfolios and the Company's retained interests in the securitization facilities.

Managed receivables data assumes that CompuCredit had not sold the credit card receivables owned by the off balance sheet securitization facilities and presents the net credit losses and delinquent balances on the receivables as if the Company had still owned the receivables. Reconciliation of the managed receivables data to CompuCredit's GAAP financial statements requires recognition that substantially all of the Company's credit card receivables had been sold in securitization transactions as of June 30, 2003; this reconciliation requires the removal of all but the $1.3 million of the managed receivables data from the Company's books and records to yield only the $1.3 million of originated credit card receivables and associated statistics under GAAP (which are included in other assets within the Company's GAAP balance sheet), coupled with the recording under GAAP of retained interests in various securitization structures.

Further details regarding CompuCredit's second quarter financial performance will be discussed during management's conference call on Thursday, August 14, 2003 at 8:30 a.m. Eastern Standard Time. The media and public are invited to listen to the live webcast of the call, accessible on the Internet at http://www.CompuCredit.com. The conference call will be archived at the above web site for those interested parties that are unable to attend at this time.

CompuCredit Corporation (Nasdaq: CCRT) is a credit card company that uses analytical techniques to serve consumers it believes to be underserved by traditional grantors of credit. Credit cards marketed by CompuCredit are generally issued by Columbus Bank and Trust Company under an agreement with CompuCredit. For more information about CompuCredit, visit http://www.CompuCredit.com.

CompuCredit Corporation (CCRT)
Financial and Statistical Summary
(Unaudited)

	At or For the Three Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002
	(In thousands, except per share data)
Common Share Statistics
EPS—Basic	$0.42	$0.67	$(0.80)
EPS—Diluted	$0.42	$0.67	$(0.80)
Book Value Per Common Share Outstanding (period end) (1)	$9.87	$9.47	$8.06
Stock Price Per Share (period end)	$12.14	$6.28	$6.82
Total Market Capitalization (period end)	$568,201	$288,478	$317,534
Shares Outstanding (period end)	46,804	45,936	46,559
Weighted Average Shares O/S—Basic	51,116	50,827	46,559
Weighted Average Shares O/S—Diluted	51,608	50,971	46,585
Average Managed Loans Statistics (2)
Average Managed Loans	$2,359,513	$2,636,728	$1,945,024
Average Shareholders' Equity	$489,211	$462,539	$435,842
Net Interest Margin	16.4%	15.5%	13.1%
Return on Average Managed Loans	3.6%	5.2%	(7.4)%
Return on Average Equity (ROE)	17.5%	29.7%	(33.1)%
Net Charge-Off Rate	20.9%	20.3%	15.0%
Adjusted Charge-Off Rate	11.0%	10.2%	15.0%
Adjusted Charge-Offs	$64,745	$67,180	$72,979
Risk Adjusted Margin	14.4%	14.1%	5.5%
Operating Ratio	8.5%	8.4%	7.6%
Other Credit Card Income ratio	9.2%	9.1%	7.4%
Period-End Selected Credit Card Data (2)
Total Managed Loans	$2,242,542	$2,470,041	$2,260,442
Delinquency Rate (60+ days)	10.5%	13.3%	9.0%
Number of Accounts	2,707	3,169	2,285
Shareholders' Equity	$506,110	$482,008	$412,350
Equity to Managed Loans Ratio	22.6%	19.5%	18.2%

(1)
Assumes preferred shares are converted into common shares as of end of each period.

(2)
Excludes receivables at or near charge-off at the time of purchase.

CompuCredit Corporation and Subsidiaries
Consolidated Balance Sheets

	(Unaudited) June 30, 2003	December 31, 2002
	(Dollars in thousands)
Assets
Cash and cash equivalents	$100,333	$120,416
Restricted cash	10,127	10,112
Retained interests in credit card receivables securitized	373,204	291,439
Amounts due from securitization	14,245	7,235
Deferred costs, net	4,609	8,314
Software, furniture, fixtures and equipment, net	25,782	29,296
Investment in equity-method investee	6,810	15,593
Investment in previously charged off receivables	12,164	—
Investment in debt securities	23,910	18,819
Prepaid expenses and other assets	15,474	17,691

Total assets	$586,658	$518,915

Liabilities
Accounts payable and accrued expenses	$25,078	$32,570
Notes payable	7,506	—
Deferred revenue	9,943	8,979
Income tax liability	38,021	29,498

Total liabilities	80,548	71,047
Shareholders' equity
Preferred stock, no par value, 10,000,000 shares authorized:
Series A preferred stock, 25,912 and 30,000 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	28,572	32,466
Series B preferred stock, 10,000 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	11,593	11,035
Common stock, no par value, 150,000,000 shares authorized; 47,676,802 and 46,809,165 issued at June 30, 2003 and December 31, 2002, respectively	—	—
Additional paid-in capital	249,022	241,400
Treasury stock, at cost, 872,900 and 832,900 shares at June 30, 2003 and December 31, 2002, respectively	(4,586)	(4,338)
Deferred compensation	(803)	(1,013)
Note issued to purchase stock	—	(500)
Retained earnings	222,312	168,818

Total shareholders' equity	506,110	447,868

Total liabilities and shareholders' equity	$586,658	$518,915

CompuCredit Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(Dollars in thousands, except per share data)
Net Interest (expense) income	($1,404)	($2,089)	$252	($3,493)	$557
Other operating income:
(Loss) income from retained interests in credit card receivables securitized	10,766	36,307	(62,921)	47,073	(57,219)
Servicing income	24,863	27,666	2,394	52,529	3,679
Other credit card fees and other income	38,718	33,774	31,775	72,492	65,055
Equity in income of equity-method investee	13,612	14,296	4,544	27,908	4,544

Total other operating income	87,959	112,043	(24,208)	200,002	16,059
Other operating expense:
Salaries and benefits	4,428	4,341	3,028	8,769	6,624
Credit card servicing	33,456	38,047	15,817	71,503	35,887
Marketing and solicitation	2,827	1,587	2,417	4,414	5,041
Depreciation	3,905	3,865	3,620	7,770	7,190
Other (2)	8,783	8,539	6,654	17,322	14,116

Total other operating expense	53,399	56,379	31,536	109,778	68,858
(Loss) income before income taxes	33,156	53,575	(55,492)	86,731	(52,242)
Income taxes	(11,736)	(19,287)	19,422	(31,023)	18,284

Net (loss) income	$21,420	$34,288	($36,070)	$55,708	($33,958)

Net (loss) income attributable to common shareholders	$20,314	$33,180	($37,099)	$53,494	($35,991)

Average shares outstanding—basic	51,116	50,827	46,559	51,032	46,559

Average shares outstanding—diluted	51,608	50,971	46,585	51,358	46,575

(Loss) income per share—basic (1)	$0.42	$0.67	($0.80)	$1.09	($0.77)

(Loss) income per share—diluted (1)	$0.42	$0.67	($0.80)	$1.08	($0.77)

(1)
The effects of the preferred stock, which are convertible into common shares, were excluded from the EPS computations because their inclusion would have been anti-dilutive for the three and six months ended June 30, 2002.

(2)
Other operating expense includes ancillary product expenses of $507, $683, $1,054, $1,190 and $3,053 (in thousands) for the respective periods.

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COMPUCREDIT REPORTS SECOND QUARTER RESULTS